EXHIBIT

                   ST. JOE PAPER COMPANY
                       P. O. BOX 1380
                JACKSONVILLE, FLORIDA  32201


                                                  MARCH 31, 1994

TO THE HOLDERS OF COMMON STOCK OF
    ST. JOE PAPER COMPANY


                    NOTICE OF ANNUAL MEETING


     The Annual Meeting of Shareholders of St. Joe Paper Company will be held on Tuesday, May 10, 1994, at 10:30 A.M. Eastern Daylight Savings Time, at the Commerce-Dockside Room, Marina Hotel and Convention Center at St. Johns Place, 1515 Prudential Drive, Jacksonville, Florida. The meeting will be held to consider and act upon the following matters, namely:

     1. To elect a Board of fourteen (14) directors for the ensuing year and until their successors are duly elected and qualified.

     2.   To transact such other business as may
          properly come before the Meeting or any
          adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 31, 1994 are entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited and urged to attend the meeting in person. The holders of a majority of the outstanding shares entitled to vote at the Meeting, present in person or by proxy, shall constitute a quorum.

     This notice and the accompanying proxy material contains important information regarding the Company and matters to be acted on at the Annual Meeting.


                              BY ORDER OF THE BOARD OF DIRECTORS



                              RONALD A. ANDERSON
                              SECRETARY


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.